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                                                                 Exhibit 10.25

                              EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement") is made and entered into as of the 1st day of January, 1995 (the "Commencement Date"), by and between SPELLING ENTERTAINMENT GROUP INC., a Delaware corporation ("Employer"), and SALLY SUCHIL ("Employee"). The parties agree to the following:

     1. Duties

     Employer engages Employee to serve in the capacity of Senior Vice President, General Counsel and Secretary, reporting to Peter H. Bachmann, Executive Vice President - Office of the President of Employer, or such other persons as Employer may later designate. During the term of this Agreement, Employee shall perform the duties and responsibilities as shall from time to time, be reasonably delegated or assigned to Employee by Employer, so long as such duties and responsibilities are commensurate with those performed by a Senior Vice President, General Counsel and Secretary. Employee shall be based in the metropolitan Los Angeles area.

     2. Employment Term

     2.1 Employment of Employee. Subject to the termination provisions of this Agreement, Employer hereby employs Employee under the terms and conditions set forth in this Agreement for a period of three (3) years, commencing on the Commencement Date and terminating on December 31, 1997 (the "Employment Term").

     2.2 Employment Relationship. Employee and Employer acknowledge and agree that neither has any obligation or duty to renew, extend or negotiate for the renewal or extension of the employment relationship beyond the Employment Term. However, Employer shall notify Employee in writing before October 1, 1997 as to whether Employer intends to extend or renew the Agreement. Should the employment relationship continue after the Employment Term without a new employment contract, the employment during such period shall be at will, so that either Employer or Employee may terminate the employment at any time.

     3. Compensation

     3.1 Base Salary. As compensation for the performance of Employee's obligations hereunder, Employer shall pay Employee a base salary ("Base Salary") during the Employment Term as follows:

     $200,000 on an annualized basis during the first year of the Employment
Term.

     $250,000 on an annualized basis during the second year of the Employment Term.

     $250,000 on an annualized basis during the third year of the Employment
Term.



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     All compensation under this section shall be payable in accordance with
Employer's normal practices.

     3.2 Bonus Compensation. Employee shall be eligible, at Employer's sole discretion, to receive bonus compensation. The amount of such bonus compensation, if any, shall be determined in accordance with the policies used in determining the bonus compensation of executives of similar stature.

     4. Benefits

     4.1 Expenses. Employer agrees to pay or reimburse Employee for reasonable and necessary business expenses in accordance with Employer's general policies for executives of similar stature.

     4.2 Medical, Insurance and Other Benefits. During the Employment Term, Employee shall be entitled to participate in all benefit plans available to other executives of Employer of similar stature, including, without limitation, any stock option plan (together with applicable option, vesting, exercise and termination provisions), or group medical, dental or disability benefits, as such plans or benefits may be established or modified from time to time in Employer's sole discretion.

     4.3 Stock Options.   Employee shall be granted 40,000 options to purchase
common stock of Employer, at a purchase price equal to the closing price on January 3, 1995, in accordance with the terms of Employer's Stock Option Plan. These options shall vest in four (4) equal annual installments. Vesting of stock options shall continue during the Employment Term if Employee's employment is terminated without cause. Otherwise, vesting shall cease upon termination of Employee's employment, and Employee's right to exercise such stock options (to the extent she was entitled to do so at the date of termination) shall cease after termination of Employee's employment for any other reason. Employee acknowledges and agrees that the vesting periods referred to herein do not expressly or impliedly constitute a promise or representation concerning an extension or continuation of the employment relationship beyond the Employment Term.

     4.4 Vacation. During the Employment Term, Employee shall be entitled to four (4) weeks vacation per year, in accordance with the policies established from time to time by Employer.

     4.5 Pension. Employee shall be eligible to participate in Employer's 401(k) plan, and any other pension plan Employer may adopt, offered to its employees, on the same terms and conditions applicable to all employees of similar stature under the plan.

     4.5 Car Allowance. During the Employment Term, Employee shall receive a car allowance in the amount of $600 per month.


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     5. Termination For "Cause"

     Employer may terminate Employee's employment for "cause" as defined in this Section if Employee fails to cure such "cause" within ten (10) business days following receipt of written notice describing the breach to Employee by Employer, provided however, that there shall be no cure period with respect to any matter incapable of being cured. As used herein, the term "cause" shall mean any one or combination of the following:

           (i) Employee's conviction of any felony (whether or not involving Employer) which is punishable by imprisonment of one year or more (excluding any conviction related to the operation of a motor vehicle).

           (ii) Any material act or omission by Employee involving material malfeasance or negligence, or constituting a material breach of this Agreement.

           (iii) Employee's material omission or act constituting material fraud, dishonesty or misrepresentation, whether prior or subsequent to the date hereof, including, without limitation, any material fraud, dishonesty or misrepresentation relating to Employee's hiring by Employer .

           (iv) Employee's failure, inability (which does not qualify as a disability under federal or state law), or refusal to perform Employee's material duties on an exclusive and full-time basis.

           (v) Employee's material violation of any material rule or regulation of Employer applicable to other employees of similar stature.

     6. Mitigation

     If Employee's employment is terminated by Employer without cause, as "cause" is defined in Section 5 hereof, Employer shall, except as otherwise provided below, pay to Employee the compensation described in Section 3.1 for the balance of the Employment Term. However, Employee shall have the obligation to use good faith and best efforts to seek comparable employment. Employer shall be entitled to reduce the amount of any compensation and applicable benefits payable to Employee under this Agreement by the amount of salary, bonus and/or benefits or other similar employment-related compensation of any kind earned by Employee from any third party and/or any such amounts, compensation or benefits earned through self employment from the date of termination through the end of the Employment Term.

     7. Confidentiality

     7.1 Non-Disclosure of Company Information. During the term of Employee's employment and thereafter, Employee shall keep in confidence and shall not use for Employee or others, or divulge to others (except in the ordinary course of business), any information pertaining to the business of Employer or its affiliates including, without limitation, secret or confidential information, knowledge, data or plans of Employer or its affiliates, including, without limitation, matters of a business nature such as information about costs and profits, projections, personnel information, records, customer lists, contact persons, customer data, software, sales data, or matters of a creative nature, including without limitation, matters regarding ideas of a literary or

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dramatic nature, or regarding any form of motion pictures or television product
("Company Information"), unless such information is compelled by governmental, judicial or administrative subpoena or other legal process. Company
Information shall be considered and kept as the private, proprietary and confidential information of Employer and may not be divulged without the express written authorization of Employer.

     7.2 Return of Records. All records, files, lists, drawings, documents, models, equipment, software or intellectual property relating to Employer's business shall be returned to Employer upon the termination of Employee's employment (except for Employee's rolodex and other items of a personal nature).

     7.3 Irreparable Harm. Employee acknowledges and agrees that any material breach of this provision could cause irreparable harm to Employer, and would entitle Employer to seek to enjoin unauthorized disclosure of Company Information.

     8. Conflict of Interest

     8.1 Restriction on Use of Title. Employee shall not use, or allow the use of, Employee's title or the fact of Employee's employment or affiliation with Employer or any of its affiliates in connection with any activities or endeavors which are not directly related to the performance of Employee's duties under this Agreement without the prior written approval of Employer. However, Employee may use her title in connection with her activities related to non-profit, professional, bar association, community, charitable, civic, educational and social boards, committees, commissions and foundations.

     8.2 Investment Limitation. Employee shall not become financially interested in, or associated with, directly or indirectly, any third party in connection with the production, distribution or exhibition of motion pictures, television programs, sound recordings, theatrical plays, any visual and/or audio recordings of any kind, or any other entertainment related business or activity without the prior written approval of Employer; provided, however, that this provision shall not prevent Employee from (i) holding a passive or beneficial interest in any third party which is not a competitor of Employer or any of its affiliates or (ii) holding a passive or beneficial interest not exceeding one percent (1%) of the outstanding stock of any publicly traded corporation whether or not such publicly traded corporation competes with Employer or any of its affiliates.

     9. No Solicitation of Employees

     Employee shall not during the term of this Agreement, or for a period of one year thereafter, induce or attempt to induce any employees or representatives of Employer (or those of any of its affiliates) to stop working for or representing Employer or any of its affiliates in order to work for or represent any of Employer's competitors. However, this Section shall not apply to Employee's personal assistant or secretary. The provisions of this Section shall survive the expiration, termination or rescission of this Agreement.


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     10. Ownership of Intellectual Property

     10.1 Agreement to Transfer Intellectual Property. Employer shall own, and Employee hereby transfers and assigns to it, all rights, of every kind and character throughout the world, in perpetuity, in and to any material or ideas and all results and proceeds of Employee's services hereunder, or conceived of or produced during the term of Employee's employment, whether the same consists of literary, dramatic, musical, motion picture, mechanical, or any other form of works, themes, ideas, inventions, creations, products or compositions.

     10.2 Execution of Assignment Documents. Employee agrees to execute and deliver to Employer such assignments, certificates of authorship, or other instruments in accordance with standard industry practice as Employer may require from time to time to evidence ownership of the results and proceeds of Employee's services. Employee's agreement to assign to Employer any of Employee's rights as set forth in this Section does not apply to any invention which qualifies fully as Employee's invention under the provisions of Section 2870 of the California Labor Code, where no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely upon Employee's own time, and which (i) does not relate to the business of Employer or to its actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for Employer.

     10.3 Status of Ownership of Copyrights. Employee represents and warrants that except as previously disclosed to Employer in writing, Employee neither owns nor controls any copyrights, literary rights, contract rights, or other rights in any literary, dramatic work, musical work or any concept or idea which could be the basis for a television program, feature film, video or other motion picture or copyrightable product.

     11. Exclusive Services

     Employee agrees not to perform services of any kind or nature which would materially interfere with the performance of Employee's services hereunder for any third party or render services for Employee's own account which would materially interfere with the performance of Employee's services hereunder. However, Employee may serve on non-profit, professional, bar association, community, charitable, civic, educational and social boards, committees, commissions and foundations.

     12. Unique Personal Services

     Employee agrees and acknowledges that Employee's personal services are of a special, unique, unusual, extraordinary, and intellectual character giving them a peculiar value, the loss of which Employer cannot be reasonably compensated for in damages in an action at law. Therefore, in the event of the breach by Employee of this Agreement, Employer shall, notwithstanding the provisions of Section 21 below, be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise. This provision shall not be construed as a waiver of any of the rights which Employer may have for damages under this Agreement or otherwise, and all of Employer's rights and remedies shall be unrestricted.


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     13. Acknowledgement of Section 508

     Employee acknowledges that Employee is familiar with the requirements of
Section 508 of the Federal Communications Act (regarding the acceptance or payment of money or other consideration for the inclusion of program matter), is aware that the violation of Section 508 constitutes a criminal offense, has not violated and will not violate any of the provisions of Section 508, and has not and will not do any act which would require disclosure pursuant to Section 508.

     14. Disability

     If Employee becomes "Materially Disabled" (as defined in this Section) during the Employment Term, Employer may, at its election, terminate this Agreement, except that Employee's obligations under Sections 6, 7, 9 and 10 of this Agreement shall survive any such termination. "Materially Disabled" shall mean any instance where Employee becomes unable, as a result of a serious health condition (other than a pregnancy-related disability), to render full services as contemplated by this Agreement for any period totalling more than sixteen (16) weeks in the aggregate during any twelve (12) month period.

     15. Death

     In the event of Employee's death, this Agreement shall terminate, and Employer shall thereupon be released and discharged from all further obligations under this Agreement, except for any vested benefits and earned and unpaid Base Salary.

     16. Complete Agreement

     16.1 No Other Agreements. This Agreement is the product of negotiation between the parties hereto and supersedes all prior agreements, if any, between Employer and Employee, and constitutes the entire agreement between the parties.

     16.2 Modification or Amendment. No amendment or modification of this Agreement shall be valid or binding unless it is in writing and duly executed by Employer.

     16.3 No Third Party Representations. Employee acknowledges that no person has made any representation or promise on behalf of Employer not set forth herein and this Agreement has not been executed in reliance upon any such representation or promise.

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     17. Severable Agreement

     If any provision of this Agreement is declared invalid, illegal, or incapable of being enforced, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect.

     18. Notices

     Any notice required or desired to be given to Employer or to Employee shall be given in writing, and shall be addressed:


     To Employer:

     Spelling Entertainment Group Inc.
     5700 Wilshire Boulevard
     Los Angeles, California  90036
     Attention:  Peter H. Bachmann
     Executive Vice President - Office of the President

     To Employee:

     Sally Suchil
     ............................
     ............................

Notices given under this Section shall be given by hand delivery, telecopy, registered mail or overnight courier.

     19. Assignment

     Employer shall have the right to assign this Agreement to any subsidiary or affiliate or successor of Employer.

     20. Employer's Affiliated Corporations

     20.1 Employee acknowledges and agrees that all of Employee's covenants and obligations to Employer, as well as the rights of Employer hereunder, shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of Employer.

     20.2 Employee acknowledges that notwithstanding references in this Agreement to any parent, subsidiary and affiliated companies of Employer, this Agreement is between Employee and Employer and there are no other parties to this Agreement. Employee shall have no right to enforce this Agreement against any other parent, subsidiary and affiliated companies of Employer unless this Agreement is assigned to any such entity in accordance with the provisions of paragraph 19 hereof.
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     21. Alternative Dispute Resolution

     21.1 Binding Arbitration. Except for Employer's right to seek equitable relief in accordance with the provisions of Sections 7, 9, and 12 of this Agreement, the parties agree that all disputes, claims and other matters in controversy arising out of or relating to this Agreement, or the performance or breach thereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this Section.

     21.2 Arbitrator/Place of Arbitration. The arbitration provided for in this paragraph shall take place in Los Angeles County, California, in accordance with the provisions of Title 9, Sections 1280 et seq of the California Code of Civil Procedure ("CCP"), except as provided to the contrary hereunder. The arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Superior Court of the State of California for the County of Los Angeles by a process mutually agreed upon by the parties. If no agreement can be reached as to the process for selecting the arbitrator or if the agreed method fails, the arbitrator shall be appointed in accordance with the provisions of CCP Section 1281.6.

     21.3 Arbitration Procedures

           (a) Time and Place for Hearing. The parties shall mutually agree upon the date and location of the arbitration, subject to the availability of the arbitrator. If no agreement can be reached as to the date and location of the arbitration, the arbitrator shall appoint a time and place in accordance with the provisions of CCP Section 1282.2(a)(1), except that the arbitrator shall give not less than 30 days notice of the hearing unless the parties mutually agree to shorten time for notice.

           (b) Discovery. The parties shall be entitled to undertake discovery in the arbitration in accordance with the provisions of subsections (a) through (d) of CCP Section 1283.05. In conjunction with these procedures, the parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The parties hereby agree that any discovery taken hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum.

           (c) Award Final. The decision of the arbitrator may be confirmed pursuant to the provisions of CCP Section 1285, and shall not be appealable for any reason, it being understood that a petition to vacate an award for any of the reasons set forth in CCP Section 1286.2 shall not be permitted.

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     22. Counterparts

     This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all of which together shall constitute one and the same instrument.

     23. Governing Law

     This Agreement shall be deemed made in the State of California, County of Los Angeles, and shall be governed by the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

     SPELLING ENTERTAINMENT GROUP INC.
     (EMPLOYER)


     By:  /s/ Peter Bachmann
     Its: Executive Vice President

     /s/ Sally Suchil
     SALLY SUCHIL
     (EMPLOYEE)